Exhibit 99.1

M/I Homes Reports
2022 Third Quarter Results

Columbus, Ohio (October 26, 2022) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2022.

2022 Third Quarter Highlights:
•Revenue increased 12% to $1.0 billion, a third quarter record
•Pre-tax income increased 43% to $167 million, a third quarter record
•Net income increased 45% to a third quarter record $132 million ($4.67 per diluted share) from
2021’s $91 million ($3.03 per diluted share)
•Homes delivered decreased 1% to 2,026 and average sales price increased 13% to $487,000
•New contracts of 1,349, down 31% with average community count down 2% and a cancellation rate of 17%
•Backlog units decreased 16% to 4,536
•Backlog sales value decreased 5% to $2.4 billion, with average sales price in backlog at an all-time record $533,000
•Shareholders’ equity reached an all-time record of $1.9 billion, a 25% increase from a year ago, with book value per share of $71
•Homebuilding debt to capital ratio of 26% compared to 31% at September 30, 2021
•Return on equity of 27%

For the third quarter of 2022, pre-tax income increased 43% to a record $166.6 million and third quarter net income increased 45% to a record $131.6 million, or $4.67 per diluted share. This compares to pre-tax income of $116.2 million and net income of $91.0 million, or $3.03 per diluted share, for the third quarter of 2021. The third quarter of 2021 includes a $9.1 million pre-tax loss on early extinguishment of debt, or $0.24 per diluted share. For the nine months ended September 30, 2022, net income increased 27% to $360.3 million, or $12.59 per diluted share, compared to $283.5 million, or $9.46 per diluted share, for the same period of 2021.

Homes delivered in 2022’s third quarter decreased 1% to 2,026, compared to 2,045 homes delivered in 2021’s third quarter. Homes delivered for the nine months ended September 30, 2022 decreased 5% to 5,982 from 6,322 deliveries in the first nine months of 2021. New contracts for the third quarter of 2022 were 1,349, a 31% decrease from 1,964 new contracts in 2021. For the first nine months of 2022, new contracts decreased 23% to 5,683 compared to 7,340 in the first nine months of 2021. Homes in backlog at September 30, 2022 had a total sales value of $2.4 billion, a 5% decrease from a year ago. Backlog units at September 30, 2022 decreased 16% to 4,536 homes, with an all-time record average sales price of $533,000. At September 30, 2021, backlog sales value was $2.5 billion, with backlog units of 5,407 and an average sales price of $471,000. M/I Homes had 178 communities at September 30, 2022 compared to 176 communities at September 30, 2021.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to announce record financial results for the third quarter of 2022, highlighted by record revenue, income, and earnings per share. Our margins during the quarter were very strong with gross margins of 26.8% (up 230 basis points from a year ago) and operating margins at 16.5% (up 270 basis points from a year ago). Our overhead leverage improved 40 basis points to 10.3%. Our homes delivered declined 1% from a year ago due to delayed closings in our Florida markets caused by Hurricane Ian.”

Mr. Schottenstein continued, “New contracts for the quarter declined 31%, reflecting the significant decline in homebuyer demand that began earlier this year due to the well documented impact of higher mortgage interest rates. Notwithstanding this decline, our financial condition is very strong. We ended the quarter with record shareholders’ equity of $1.9 billion, an increase of 25% over last year, book value of $71 per share, cash of $68 million, zero borrowings on our $550 million credit facility, and a homebuilding debt to capital of 26%.”

Mr. Schottenstein concluded, “There is much uncertainty concerning the general economy, and it is unclear when demand for new homes will improve. However, we believe, over the long term, that housing markets will benefit from strong fundamentals, including favorable demographic trends and an undersupply of housing. We are well positioned to manage through these changing and uncertain times given the strength of our balance sheet, low debt levels, diverse product offerings and well-located communities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2023.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
New contracts	1,349	1,964	5,683	7,340
Average community count	173	176	174	185
Cancellation rate	17%	8%	11%	7%
Backlog units	4,536	5,407	4,536	5,407
Backlog sales value	$2,419,291	$2,545,964	$2,419,291	$2,545,964
Homes delivered	2,026	2,045	5,982	6,322
Average home closing price	$487	$430	$474	$412

Homebuilding revenue:
Housing revenue	$986,843	$878,602	$2,837,912	$2,604,387
Land revenue	5,986	4,922	12,897	10,669
Total homebuilding revenue	$992,829	$883,524	$2,850,809	$2,615,056

Financial services revenue	20,099	20,795	63,584	79,079
Total revenue	$1,012,928	$904,319	$2,914,393	$2,694,135

Cost of sales - operations	741,013	682,565	2,145,082	2,028,822
Gross margin	$271,915	$221,754	$769,311	$665,313
General and administrative expense	58,247	49,420	162,246	143,703
Selling expense	46,373	47,114	134,000	143,379
Operating income	$167,295	$125,220	$473,065	$378,231
Other loss (income)	—	50	(17)	(145)
Interest expense (income)	701	(74)	2,065	1,554
Loss on early extinguishment of debt	—	9,072	—	9,072
Income before income taxes	$166,594	$116,172	$471,017	$367,750
Provision for income taxes	35,004	25,160	110,750	84,265
Net income	$131,590	$91,012	$360,267	$283,485

Earnings per share:
Basic	$4.76	$3.11	$12.86	$9.72
Diluted	$4.67	$3.03	$12.59	$9.46

Weighted average shares outstanding:
Basic	27,618	29,250	28,025	29,179
Diluted	28,185	30,028	28,610	29,966

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2022	2021
Assets:
Total cash, cash equivalents and restricted cash (1)	$67,761	$221,157
Mortgage loans held for sale	183,327	215,857
Inventory:
Lots, land and land development	1,230,139	1,022,434
Land held for sale	9,174	3,620
Homes under construction	1,624,831	1,190,921
Other inventory	152,591	136,168
Total Inventory	$3,016,735	$2,353,143

Property and equipment - net	35,217	23,644
Investments in joint venture arrangements	51,700	42,466
Operating lease right-of-use assets	55,388	51,181
Goodwill	16,400	16,400
Deferred income tax asset	10,251	6,183
Other assets	151,134	116,569
Total Assets	$3,587,913	$3,046,600

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$395,911	$395,137
Senior notes due 2030 - net	296,235	296,002
Notes payable - other	429	5,537
Total Debt - Homebuilding Operations	$692,575	$696,676

Notes payable bank - financial services operations	189,371	211,281
Total Debt	$881,946	$907,957

Accounts payable	296,326	227,311
Operating lease liabilities	56,199	51,637
Other liabilities	415,669	315,228
Total Liabilities	$1,650,140	$1,502,133

Shareholders’ Equity	1,937,773	1,544,467
Total Liabilities and Shareholders’ Equity	$3,587,913	$3,046,600

Book value per common share	$70.65	$53.08
Homebuilding debt to capital ratio (2)	26%	31%
(1)Includes $0.7 million and $0.2 million of restricted cash and cash held in escrow for the quarters ended September 30, 2022 and 2021, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash used in operating activities	$(92,689)	$(208,142)	$(14,149)	$(34,341)
Cash used in investing activities	$(7,635)	$(19,160)	$(19,098)	$(31,923)
Cash (used in) provided by financing activities	$(20,670)	$76,653	$(135,360)	$26,611

Land/lot purchases	$74,989	$231,184	$289,604	$473,813
Land development spending	$142,000	$123,564	$349,240	$281,184
Land sale revenue	$5,986	$4,922	$12,897	$10,669
Land sale gross profit	$1,350	$1,345	$2,908	$2,521

Financial services pre-tax income	$7,883	$9,935	$29,605	$47,604

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income	$131,590	$91,012	$360,267	$283,485
Add:
Provision for income taxes	35,004	25,160	110,750	84,265
Interest income	(1,062)	(1,005)	(2,369)	(1,273)
Interest amortized to cost of sales	6,683	8,212	21,546	25,855
Depreciation and amortization	4,350	4,303	12,824	12,537
Non-cash charges	2,764	3,834	6,613	8,077
Adjusted EBITDA	$179,329	$131,516	$509,631	$412,946

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	466	772	(40)%	2,378	2,962	(20)%
Southern	883	1,192	(26)%	3,305	4,378	(25)%
Total	1,349	1,964	(31)%	5,683	7,340	(23)%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2022	2021	Change	2022	2021	Change
Northern	850	876	(3)%	2,610	2,638	(1)%
Southern	1,176	1,169	1%	3,372	3,684	(8)%
Total	2,026	2,045	(1)%	5,982	6,322	(5)%

	BACKLOG
	September 30, 2022			September 30, 2021
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,658	$856	$517,000	2,139	$1,015	$475,000
Southern	2,878	$1,563	$543,000	3,268	$1,531	$468,000
Total	4,536	$2,419	$533,000	5,407	$2,546	$471,000

	LAND POSITION SUMMARY
	September 30, 2022			September 30, 2021
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,713	8,111	15,824	7,353	7,078	14,431
Southern	17,204	13,044	30,248	15,311	13,253	28,564
Total	24,917	21,155	46,072	22,664	20,331	42,995